EXHIBIT 99.1

December 4, 2017

BOARD: DO NOT ACCEPT MACKENZIE TENDER OFFER

Dear Griffin Capital Essential Asset REIT, Inc. Stockholder:

On December 1, 2017, MacKenzie Capital Management, LP and its affiliates (collectively, “MacKenzie”) commenced an unsolicited offer to purchase up to 1,000,000 shares of common stock of Griffin Capital Essential Asset REIT, Inc. (the “Company”) at a price of $6.89 per share in cash (the “MacKenzie Offer”). You should expect to receive offer materials for the MacKenzie Offer, if you have not received them already. This is NOT an offer from Griffin.

After carefully evaluating the MacKenzie Offer and consulting with our management, other personnel of our external advisor and our outside legal advisor, the Board of Directors of the Company recommends that you reject the MacKenzie Offer and NOT tender your shares. We believe the MacKenzie Offer is not in the best interests of our stockholders for the following reasons:

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The Board believes the MacKenzie offer price is significantly less than the current and potential long-term value of the shares. On October 24, 2017, less than six weeks ago, the Board approved an estimated value per share of the Company’s common stock of $10.04. MacKenzie’s offer price is $3.15 per share, or 31%, less than this estimated value per share.

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Given the offer price, the Board believes the MacKenzie Offer represents an opportunistic attempt by MacKenzie to generate profit by purchasing the shares at a deeply discounted price relative to their current estimated value, thereby depriving the stockholders who tender shares in the MacKenzie Offer of the potential opportunity to realize the full long-term value of their investment in the Company. Specifically, the Board notes the following statement in the MacKenzie materials: “The Buyers are making this offer in view of making a profit, so the price offered is below the estimate of value as established by the Buyers…”

•
MacKenzie acknowledges it and its affiliates “are not real estate appraisers and the value of the assets may not accurately represent the current or future value of the Shares.” MacKenzie further states “No independent person was retained to evaluate or render any opinion with respect to the fairness of the Purchase Price.” The Board believes this illustrates the lack of creditability of MacKenzie’s valuation methods and the inadequacy of the offer price.

In light of the reasons considered above, the Board unanimously determined accepting the MacKenzie Offer is not advisable and is not in the best interests of the stockholders. Accordingly, the Board unanimously recommends the stockholders reject the MacKenzie Offer and NOT tender their shares for purchase pursuant to the MacKenzie Offer.

The Board acknowledges that, as of September 30, 2017, the Company reached the annual share limit under the share redemption program (“SRP”) for 2017. The Company expects to open the SRP redemption window beginning on January 1 2018. Please see the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2017 for additional details regarding the SRP. The Board will continue to consider the liquidity available to stockholders going forward, balanced with other long-term interests of the stockholders and the Company. It is possible that in the future additional liquidity will be made available by the Company through the SRP, issuer tender offers or other methods, though we can make no assurances as to whether that will happen, or the timing or terms of any such liquidity.
The Board notes that each stockholder must evaluate whether to tender his or her shares in the MacKenzie Offer and that an individual stockholder may determine to tender based on, among other considerations, such stockholder’s individual liquidity needs. In making a decision as to whether to tender his or her shares in the MacKenzie Offer, each stockholder should keep in mind that (a) the SRP has certain restrictions and limitations and (b) the Board makes no assurances with respect to (i) future distributions (which can change periodically) or (ii) the timing of providing liquidity to the stockholders.

The Board further notes that there may be future tender offers from MacKenzie or other third parties. The Board believes any offer significantly less than the Company’s current estimated value per share, such as the current MacKenzie Offer, is not in the best interests of our stockholders. Any communication from the Board or the Company will be clearly indicated as such and will not be sent on our behalf by a third party.

We appreciate your trust in the Company and its Board of Directors and thank you for your continued support. We encourage you to follow the Board of Directors’ recommendation and not tender your shares in the MacKenzie Offer.

Sincerely,

/s/ Kevin A. Shields
Kevin A. Shields
Chairman of the Board and Chief Executive Officer
Griffin Capital Essential Asset REIT, Inc.